Exhibit 99.1

Press Release dated March 12, 2013

Rosetta Stone Announces Office Openings & Organizational Changes to Accelerate Transformation & Technological Innovation

San Francisco and Austin locations expected to speed launch of new kids and advanced English products

ARLINGTON, VA—March 12, 2013—Rosetta Stone announced today that it is re-shaping its Product organization and expanding its operational footprint in order to drive technological innovation and accelerate product development.

A world leader in language-learning technology for schools, businesses and individuals, Rosetta Stone opened two new offices—one in Austin, TX, the other in San Francisco, CA—to support the company’s rapid shift toward online, subscription-based digital learning products. The Austin and San Francisco locations join Boulder, CO, Harrisonburg, VA and Arlington, VA, as product and technology hubs for the company.

“We are in the process of transforming Rosetta Stone,” said Steve Swad, the company’s President and CEO, “and a critical part of that is investing in our Product organization. By opening offices in Austin and San Francisco— hotbeds for technology with deep talent pools—we are attracting some of the country’s best developers and designers to help us strengthen our platforms and bring innovative new products to market.”

Swad also announced that Rosetta Stone would launch the first of several products in its kids learning franchise in the late summer of 2013, and would likely follow with new offerings in intermediate and advanced English before the end of the year.

As part of re-shaping the organization to enable more innovation, the company eliminated approximately 70 positions from its Virginia-based Product team. With a combined capacity to house roughly 100 employees, Rosetta Stone’s new Austin and San Francisco offices are expected to grow quickly in 2013.

Rosetta Stone now maintains offices in the USA (Arlington, Harrisonburg, Boulder, Austin, and San Francisco); Europe (London); Korea (Seoul); Japan (Tokyo); Brazil (Sao Paulo); and United Arab Emirates (Dubai). The company employs a global workforce of approximately 1,500 people.

About Rosetta Stone Inc.

Rosetta Stone Inc. provides cutting-edge interactive technology that is changing the way the world learns languages. The company’s proprietary learning techniques—acclaimed for their power to unlock the natural language-learning ability in everyone—are used by schools, businesses, government organizations and millions of individuals around the world. Rosetta Stone offers courses in 30 languages, from the most commonly spoken (like English, Spanish and Mandarin) to the less prominent (including Swahili, Swedish and Tagalog). The company was founded in 1992 on the core beliefs that learning to speak a language should be a natural and instinctive process, and that interactive technology can activate the language immersion method powerfully for learners of any age. Rosetta Stone is based in Arlington, VA., and has offices in Harrisonburg, VA, Boulder, CO, Tokyo, Seoul, London, Sao Paulo and Dubai.

SOURCE: Rosetta Stone Inc.

Investor Contact:
Steve Somers, CFA
ssomers@RosettaStone.com
703-387-5876

Media Contact:
Jonathan Mudd
jmudd@rosettastone.com
571-357-7148